Exhibit 99.1

SBT Bancorp, Inc. Reports First Quarter 2017 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--April 28, 2017--SBT Bancorp, Inc. (the “Company”), (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc. (the “Bank”), today announced net income of $502 thousand or $0.37 basic and $0.37 diluted earnings per share for the quarter ended March 31, 2017, compared to a net income of $206 thousand or $0.15 basic and $0.15 diluted earnings per share for the prior year’s first quarter.

Net interest and dividend income increased $367 thousand or 11.5% as compared to the prior year’s first quarter primarily due to growth in the Bank’s commercial and consumer loan portfolios. Gain on sale of mortgages increased 7.7% to $223 thousand compared to the quarter ended March 31, 2016. Mortgage loan servicing activities income increased $232 thousand due to an increase in the mortgage servicing rights valuation as result of the rise in long-term interest rates and related decrease in implied prepayment rates.

“We are very pleased to report significantly improved earnings for the first quarter of 2017 resulting principally from commercial loan growth, increased noninterest income and very low growth in noninterest expenses,” said Simsbury Bank President & CEO Martin J. Geitz. “Our net income for the quarter ended March 31, 2017 increased $296 thousand (143.7%) over the prior year period ended March 31, 2016. Most of our balance sheet growth came from a 29.7% increase in commercial loans since the end of the prior year first quarter as our focus on serving the needs of privately owned businesses continues to gain momentum.”

Key highlights for quarter ended March 31, 2017 compared to quarter ended March 31, 2016 included:

  Net Income increased 143.7%.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $543 thousand or 14.9%.
  Net interest and dividend income increased 11.5% to $3.6 million.
  Provision for loan losses totaled $250 thousand, an increase of $119 thousand compared to the quarter ended March 31, 2016. The allowance for loan losses at March 31, 2017 was 0.95% of total gross loans.
  Net loans grew $59.5 million or 17.3%.
  Commercial loan balances increased $41.0 million or 29.7% to $178.9 million compared to March 31, 2016.
  Consumer loans grew $11.6 million or 17.1% to $79.5 million driven by increases in home equity loans and the purchase of student loans in 2016.
  Total deposits increased $43.8 million or 11.4% to $427 million, driven by increases in demand deposits of $ 7.1 million, savings and NOW deposits of $24.3 million, and time deposits of $12.4 million.

The Company’s allowance for loan losses at March 31, 2017 was 0.95% of total gross loans. The Company had non-accrual loans totaling $3.5 million or 0.87% of total loans on March 31, 2017, compared to non-accrual loans totaling $3.8 million or 1.09% of total loans a year ago. Total non-accrual and delinquent loans on March 31, 2017 was 0.99% of loans outstanding compared to 1.72% on March 31, 2016.

Total deposits on March 31, 2017 were $427 million, an increase of $43.8 million or 11.4% over a year ago. At quarter end, 41% of total deposits were in non-interest bearing demand accounts, 43% were in low-cost savings, money market and NOW accounts and 16% were in time deposits.

For the quarter ended March 31, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $4.2 million compared to $3.6 million for the same period in 2016, an increase of $542 thousand or 14.9% above the prior year’s first quarter. Net interest and dividend income increased $367 thousand or 11.5%, primarily driven by a $583 thousand, or 19%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $52 thousand. Noninterest income increased by $176 thousand or 38.3%, primarily due to an increase in mortgage servicing activities of $232 thousand.

The Company’s year-to-date 2017 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 2.99% compared to 3.06% for the comparable 2016 period. The Company’s yield on earning assets increased 4 basis points to 3.38% and the cost of funds increased 14 basis points to 0.55%, primarily driven by the subordinated debt interest.

Total noninterest expense for the first quarter 2017 was $3.3 million, equivalent to the first quarter of 2016.

Capital levels for The Simsbury Bank & Trust Company on March 31, 2017 remain above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules.

Capital Ratios March 31, 2017
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.38%	5.00%
Tier 1 Risk-Based Capital Ratio	10.85%	8.00%
Total Risk-Based Capital Ratio	11.96%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.85%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
March 31, 2017, December 31, 2016 and March 31, 2016

(Dollars in thousands, except for share amounts)

	3/31/2017	12/31/2016	3/31/2016
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	8,251	10,976	6,111
Interest-bearing deposits with Federal Reserve Bank of Boston
and Federal Home Loan Bank	11,586	9,786	5,867
Money Market Mutual Funds	634	95	393
Federal funds sold	157	150	200
Cash and cash equivalents	20,628	21,007	12,571

Certificates of Deposit	1,250	1,250	1,500

Investments in available-for-sale securities (at fair value)	59,665	58,728	72,874
Federal Home Loan Bank stock, at cost	2,187	2,896	2,009

Loans held-for-sale	747	2,801	1,187

Loans outstanding	407,080	409,164	346,863
Less allowance for loan losses	3,869	3,753	3,160
Loans, net	403,211	405,411	343,703

Premises and equipment, net	1,841	1,905	1,688
Accrued interest receivable	1,222	1,301	1,161
Other real estate owned	570	-	-
Bank owned life insurance	9,191	9,130	8,940
Other assets	5,223	5,570	4,831
Total other assets	18,047	17,906	16,620

TOTAL ASSETS	$505,735	$509,999	$450,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$130,982	$134,341	$123,904
Savings and NOW deposits	228,491	212,835	204,187
Time deposits	67,568	66,588	55,121
Total deposits	427,041	413,764	383,212

Securities sold under agreements to repurchase	2,425	2,694	1,988
Federal Home Loan Bank advances	36,318	54,058	26,000
Long-term subordinated debt	7,259	7,252	7,230
Other liabilities	1,924	1,944	1,621
Total liabilities	474,967	479,712	420,051

Stockholders' equity:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding shares and shares, respectively, 1,372,823 and 1,372,409 at
March 31, 2017; 1,372,394 shares and 1,371,980 shares, respectively, at
December 31, 2016, and 1,361,103 shares and 1,360,689 shares, respectively, at March 31, 2016	19,146	19,133	18,871
Retained earnings	12,330	12,017	11,305
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(258)	(293)	(172)
Accumulated other comprehensive (loss) income	(443)	(563)	416
Total stockholders' equity	30,768	30,287	30,413
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$505,735	$509,999	$450,464

SBT Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the quarter ended
	3/31/2017	3/31/2016

Interest and dividend income:
Interest and fees on loans	$3,658	$3,075
Investment securities	338	390
Federal funds sold and overnight deposits	30	23
Total interest and dividend income	4,026	3,488

Interest expense:
Deposits	265	159
Repurchase agreements	2	1
Long-term subordinated debt	134	107
Federal Home Loan Bank advances	69	32
Total interest expense	470	299

Net interest and dividend income	3,556	3,189

Provision for loan losses	250	131

Net interest and dividend income after
provision for loan losses	3,306	3,058

Noninterest income:
Service charges on deposit accounts	92	90
(Loss) gain on available-for-sale securities	(1)	47
Other service charges and fees	189	233
Increase in cash surrender value
of life insurance policies	61	51
Mortgage loan servicing activities	19	(213)
Gain on sale of mortgages	223	207
Investment services fees and commissions	29	27
Other income	23	17
Total noninterest income	635	459

Noninterest expense:
Salaries and employee benefits	1,693	1,830
Occupancy expense	383	370
Equipment expense	109	93
Advertising and promotions	101	107
Forms and supplies	26	39
Professional fees	200	84
Directors' fees	58	53
Correspondent charges	66	72
FDIC Assessment	111	62
Data Processing Fees	229	213
Internet banking costs	44	53
Other expenses	313	342
Total noninterest expense	3,333	3,318

Income before income taxes	608	199
Income tax provision (benefit)	106	(7)

Net income	$502	$206

Net income available to common stockholders	$502	$206

Average shares outstanding, basic	1,358,142	1,348,572
Earnings per common share, basic	$0.37	$0.15

Average shares outstanding, assuming dilution	1,360,776	1,350,507
Earnings per common share, assuming dilution	$0.37	$0.15

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com